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UST [LOGO]

                   Separation Agreement for Theodore Shediac
                   -----------------------------------------

Mr. Theodore M. Shediac                                   April 6, 1994
52 Old Nugent Rd.
Gloucester, MA  01930

Dear Ted:

        As we have discussed and agreed, your employment with UST Corp., and its affiliated companies (collectively "UST") will terminate on June 30, 1994 and you will be paid through UST's payroll system through that date. The purpose of this letter agreement is to set forth the terms and conditions related to your separation from UST.

1. Salary continuation: Salary will continue for 12 months after June 30, 1994. The form of payment will be in one lump sum of $268,500 payable to you during the first week of July 1994.

2. Continuation of benefits: USTrust will continue to pay the life insurance premiums on your current policy through June 30, 1994. Thereafter, if coverage is to continue, you will have to convert the policy to an individual contract.

        Disability insurance provided through USTrust will cease as of your termination date.

        Medical insurance premiums will continue to be paid to provide coverage for you and your family under the Baystate Health Care plan, through June 30, 1994. During this period, you will continue to pay normal monthly contributions of $128.65. Effective July 1, 1994, you will be able to continue medical insurance coverage through COBRA for up to 18 months.

3. Vested profit sharing: You will be paid the account balance credited to you under the company's profit sharing plan after the 6/30/94 valuation. It is understood that as of 6/30/93 your vested balance was $214,520.33. It is further understood that at the time of the valuation and payout, these amounts may be higher or lower depending on the valuation.

4. Vested ESOP: You will be paid out the value of your vested ESOP account after the 6/30/94 valuation. It is undertood that as of 6/30/93 your vested balance was 6,028.9514 shares plus a cash balance of $79.26. It is further understood that at the time of the valuation and payout, these amounts may be higher or lower depending on the valuation.

5. It is understood that you are 100% vested in the USTrust qualified retirement plan. A schedule has been provided to you, indicating the projected pay-out amounts at age 65.


UST CORP.
40 Court Street, Boston, Massachusetts 02108
(617) 726-7000
Telex 951494 UST BSN

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6a.     Incentive stock options (ISO):  You will receive acceleration of unvested Incentive Stock Options so that as of June 30, 1994, you will be fully vested in 18,375 shares at a purchase price of $6.0714 and 5,000 shares at a purchase price of $8.625. Your options expire 3 months after your termination date.

6b. Restricted stock: As of June 30, 1994, you will be vested in 5,433 shares of restricted stock.

        The value of the vested shares, determined as of the vesting date, will be includible in your income for federal income tax and Massachusetts tax purposes, and will be treated as "wages" subject to withholding for employment tax (including FICA) purposes, as of the time of vesting. A certificate representing the vested shares will be delivered to you once you have made arrangements satisfactory to the Company to pay all required withholding taxes. You may satisfy this withholding obligation by: (i) providing a certified or bank check to the Company for the required withholding taxes, or (ii) delivering stock powers to the Company authorizing the sale of sufficient shares to pay the withholding taxes.

        It is further understood that there are limitations on your ability to sell these newly acquired shares in UST Corp. stock. Shares must be held for six months after the date of termination (i.e. after 6/30/94).

7. The above matter was presented to the UST Corp. Board of Directors on March 15, 1994 and was preliminarily approved. Pending a third party certification by The Wyatt Co. and a definitive vote scheduled for April 19, 1994 of Board approval based upon the Wyatt certificate, the above matters will be subject only to the written approval of the Federal Reserve Bank of Boston and the Massachusetts Commissioner of Banks.

8. Attached to this letter agreement as EXHIBIT A is a General and Specific Release signed by you which releases UST Corp. and its successors, assigns, subsidiaries, and its and their respective officers, directors, employees, agents and representatives from various liabilities and claims. The foregoing Release, attached as EXHIBIT A, is incorporated into this letter agreement and made a part hereof.

        If the foregoing is agreeable to you and you wish to accept the terms and conditions of this letter agreement, please indicate your assent and agreement by signing this letter agreement below and by attaching a signed and notorized copy of EXHIBIT A.

                                           Very truly yours,


                                           /s/ NEAL F. FINNEGAN
                                           --------------------
                                           Neal F. Finnegan


ACCEPTED AND AGREED:

/s/ THEODORE SHEDIAC
- - --------------------
Theodore Shediac

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                                                                   EXHIBIT A
                                                                   ---------

                         General and Specific Release
                         ----------------------------

FOR AND IN CONSIDERATION of payments to be made to me in connection with my separation of employment, as set out in the Separation Agreement between UST Corp. and me, dated March 31, 1994, I, Theodore M. Shediac, hereby release UST Corp. ("UST") and its successors, assigns, subsidiaries and its and their respective officers, directors, employees, agents and representatives (all collectively, "Releasees") from any and all liability, claims, demands, actions, causes of action of any type by reason of any matter, cause, act or omission arising out of or in connection with my employment or separation from employment with UST Corp. and/or its subsidiaries, including without limitation, claims, demands or actions under Title VII of Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, the Massachusetts Fair Employment Practices Act, and any other Federal, state or local statute or regulation regarding employment, discrimination in employment or termination of employment; and I, Theodore M. Shediac, shall at no time take any action that I am aware is inconsistent with this Release; provided that I am not releasing and shall not be deemed to have released (i) any claim arising under the terms of the Separation Agreement or the terms of UST's employee pension plan, profit sharing plan, or stock ownership plan, each as amended to the effective time of my termination of employment, or (ii) any right of indemnification or contribution that may exist at or may arise after such effective time and that I am or may be entitled to enforce against UST if any claim is asserted or proceedings are brought against me by any governmental or regulatory agency, or by any customer, creditor, employee or shareholder of UST, or any self-regulatory organization, stock exchange or the like, related or alledgedly related to my having been an officer or employee of UST, or to any of my activities as an officer or employee of UST. By acceptance of or reliance upon this Release, UST promises that neither it nor any other of the Releases affiliated with UST, will take any action that is designed, specifically with respect to me or with respect to a class of similarly situated former employees, to reduce or abrogate, or may reasonably be expected to result in an abridgement or elimination of, any rights of indemnification or contribution available to me under state law or pursuant to the Articles of Organization or Bylaws of UST, or under any policy or policies of directors and officers liability insurance affording coverage to former officers and in effect from time to time.

IN WITNESS WHEREOF, I Theodore M. Shediac, have set my and seal this 20th day of April, 1994.


                                       /s/ THEODORE M. SHEDIAC
                                       -----------------------
                                       Theodore M. Shediac